Exhibit 99.2

Fluor Corporation	Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

Fluor Corporation Announces Proposed Private Offering of $500 Million of Convertible Senior Notes

IRVING, Texas (August 7, 2023) – Fluor Corporation (NYSE: FLR) (“Fluor” or the “Company”) today announced its intention to offer, subject to market conditions and other factors, $500 million aggregate principal amount of Convertible Senior Notes due 2029 (the “Notes”) in a private offering (the “Offering”). In connection with the Offering, Fluor expects to grant the initial purchasers of the Notes an option to purchase, within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $75 million aggregate principal amount of the Notes on the same terms and conditions.

In connection with the pricing of the Notes, the Company expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to mitigate potential dilution to Fluor’s common stock upon conversion of any Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap. If the initial purchasers exercise their option to purchase additional Notes, the Company expects to enter into additional capped call transactions with the option counterparties.

In connection with the capped call transactions, concurrently with or shortly after the pricing of the notes offering, the Company expects the option counterparties or their respective affiliates to purchase shares of Fluor’s common stock and/or enter into various derivative transactions with respect to Fluor’s common stock. This activity could increase or reduce the size of any decrease in the market price of Fluor’s common stock and/or the Notes. Further, while the Notes are outstanding, these counterparties may modify any such hedge positions by entering into or unwinding such positions, or by purchasing or selling Fluor’s common stock or other securities in secondary market transactions. These counterparties are likely to engage in such activities at any exercise date of or termination of any portion of the capped call transactions. This activity could cause or avoid an increase or decrease in the market price of Fluor’s common stock and/or the Notes.

Fluor intends to use a portion of the net proceeds from the Offering to pay the cost of the capped call transactions. Fluor intends to use the remainder of the net proceeds from the Offering to repurchase all or a portion of the Company’s outstanding Senior Notes due 2024 (the “2024 Notes”). Concurrently with the Offering, Fluor has launched a tender offer to repurchase any or all of the 2024 Notes. To the extent any net proceeds remain after paying the cost of the capped call transactions and the consummation of the tender offer, Fluor intends, but is not obligated, to use the remainder of the net proceeds to repay any 2024 notes that remain outstanding after the tender offer pursuant to the satisfaction and discharge terms of the 2024 notes indenture and for general corporate purposes.

The final terms of the Notes, including the initial conversion price, interest rate and certain other terms, will be determined at the time of pricing of the Offering. When and if issued, the Notes will be senior unsecured obligations of Fluor and will rank equal in right of payment to Fluor’s unsecured and unsubordinated indebtedness, including the 2024 Notes and Fluor’s Senior Notes due 2028. The Notes will mature on August 15, 2029, unless earlier repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to the close of business on the business day immediately preceding May 15, 2029, the Notes will be convertible at the option of the holders of the Notes only upon the satisfaction of specified conditions and during certain periods. On or after May 15, 2029 until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible, at the option of the holders of Notes, at any time regardless of such conditions. Upon conversion, Fluor will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of Fluor’s common stock or a combination of cash and shares of Fluor’s common stock, at Fluor’s election, in respect of the remainder, if any, of Fluor’s conversion obligation in excess of the principal amount of the Notes being converted. Fluor may not redeem the Notes prior to August 20, 2026. Fluor may redeem for cash all or any portion of the Notes, at its option, on or after August 20, 2026, but only if the last reported sale price of Fluor’s common stock has been at least 130% of the conversion price then in effect for a specified period of time.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Notes and any shares of Fluor’s common stock issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, the Notes and such shares, if any, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the Notes (or any shares of Fluor’s common stock issuable upon conversion of the Notes) in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 40,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $13.7 billion in 2022 and is ranked 303 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years.

Forward-Looking Statements

This release may contain forward-looking statements (including without limitation information concerning the Offering and statements to the effect that the Company or its management “will,” “believes,” “expects,” “anticipates,” “plans” or other similar expressions). Actual results may differ materially as a result of a number of factors. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning factors that could affect the Company’s results can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 21, 2023. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.